Exhibit 5.1

[TELLABS LETTERHEAD]
September 2, 2005

Tellabs, Inc.

One Tellabs Center

1415 West Diehl Road

Naperville, Illinois  60563

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Tellabs, Inc., a Delaware corporation (the “Company”), and, in such capacity, I am familiar with the proceedings to date in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the registration of 10,000,000 shares of common stock (the “Plan Shares”), $0.01 par value per share, of the Company issuable pursuant to the 2005 Tellabs, Inc. Employee Stock Purchase Plan (the “Plan”).

Based on the foregoing, I am of the opinion that:

1.                              The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2.                              The Plan Shares will be legally issued, fully paid and non-assessable when (i) the Registration Statement has become effective under the Securities Act, (ii) the Plan Shares have been issued in accordance with the Plan, and (iii) certificates representing the Plan Shares shall have been duly executed and countersigned.

The foregoing opinions are limited to the federal laws of the United States of America and the Delaware General Corporation Law.  I express no opinion as to the application of the securities or blue-sky laws of the various states to the sale of the Plan Shares.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to my name included in or made a part of the Registration Statement.

Very truly yours,

/s/ James M. Sheehan

James M. Sheehan
Executive Vice President and General Counsel
Tellabs, Inc.